PINNACLE SYSTEMS, INC. AND SUBSIDIARIES

                    EXHIBIT 11.1--STATEMENT OF COMPUTATION OF
                           NET INCOME (LOSS) PER SHARE

                      (In thousands, except per share date)
                                                         Fiscal year ended June 30,
                                                         --------------------------
                                                        1997        1996      1995(1)
                                                        ----        ----      -------

Weighted average shares of common stock outstanding      7,402       7,165      4,266
Common stock equivalents                                  --           524        800
Shares related to Staff Accounting Bulletin No. 83        --          --           44
                                                      --------    --------   --------

Shares used to compute net income (loss) per share       7,402       7,689      5,110
                                                      ========    ========   ========

Net income (loss) used in per share calculation       $(14,935)   $  3,684   $  2,240
                                                      ========    ========   ========

Net income (loss) per share                           $  (2.02)   $   0.48   $   0.44
                                                      ========    ========   ========

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(1)   See Note 1 of Notes to Consolidated Financial Statements.